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                                                                   EXHIBIT 10.32


COMPANY AGREEMENT

This Company Agreement is made as of July      1995, by and

BETWEEN:

The Societe Nationale de Financement
a societe anonyme monegasque
headquartered in Monaco
registered with the Monaco R.C.I

Hereinafter referred to as "SNF",

                                                              ON THE FIRST PART,

AND:

GTS S.A.M.
a societe anonyme monesgasque
headquartered in Monaco
registered with the Monaco R.C.I

Hereinafter referred to as "GTS",

                                                             ON THE SECOND PART,

AND:

The Principality of Monaco
represented by Mr. the Administrator of the Domaine

Hereinafter referred to as "OMT",

                                                              ON THE THIRD PART.

RECITALS

WHEREAS, the GTS group has substantial expertise and capability in the provision of telecommunications services, marketing telecommunications services, procurement of equipment, design of systems, engineering and consulting services, and in the provision of management, financial and technical support in the telecommunications field;




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WHEREAS, SNF is a societe anonyme monegasque engaged in investment activities, the capital of which is owned by the Principality of Monaco;

WHEREAS, OMT is the public operator of the Principality of Monaco, a signatory of the International Telephone Union and other similar international organizations, possessing significant infrastructure, technical resources and advanced technology, whose participation hereto is the main reason for the parties to enter into this Agreement and to create the Company;

WHEREAS, the OMT wants to develop its international activity through the Company;

WHEREAS, GTS and SNF desire to combine their efforts through the formation of the Company with the purposes set forth in Article 3 of the by-laws of the Company; and

WHEREAS, the by-laws of the Company are being filed concurrently with the execution of this Agreement for authorization.

NOW THEREFORE, GTS, SNF and OMT mutually covenant and agree as follows:

ARTICLE 1.                PURPOSE OF THE AGREEMENT

1.1. This Agreement involves the creation of a joint venture the name of which shall be "Monaco Telecom International" (the "Company"), having the by-laws of a societe anonyme monegasque, operating in the Principality of Monaco (GTS and SNF together being defined as the "Stockholders" and each individually as "Stockholder"), and the determination of the terms and conditions of the cooperation between the parties.

1.2 GTS and SNF commit to forthwith form the Company in the form of a Societe Anonyme Monegasque pursuant to the laws of the Principality of Monaco. The Stockholders shall take all actions necessary and appropriate to organize the Company in accordance with this Agreement.

ARTICLE 2.                PURPOSE OF THE COMPANY

2.1.     The purpose of the Company is:

         (a) to provide international voice telephony, data and other communications services through the facilities and infrastructure owned and/or leased and operated by OMT, including, terrestrial and submarine cable, satellite links and wireless systems;

         (b) to provide advanced carrier services, communications related engineering, marketing, and technical support services to the foreign customers of the Company;

         (c) to provide training, installation, consulting, billing, and other related services to customers of the Company;


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(d)      to design, install and maintain wide area networks and local area networks for the customers of the Company;

(e) to import, export, rent, lease, procure, exploit and resell telecommunications and other equipment;

(f) to acquire, manage, develop and sell, patents, trademarks and licenses relating to the activities of the Company;

(g) to acquire, own, lease, rent or sell assets, securities and/or real estate, deal in or engage in, commercial transactions that relate to the business of the Company, or otherwise enhance the development of the Company and its business;

(h) to own shares, in Monaco and outside of Monaco, in any company having an activity in the communications field; and

2.2. The service provisions relative to the development, operation and marketing of telecommunications services shall be provided in conformity with the regulations applicable to Monegasque public operator issued by the and the Monegasque department of telecommunications, division of the State of Monaco in charge of telecommunication regulations.

ARTICLE 3.       SHARE CAPITAL - CAPITAL CONTRIBUTIONS

3.1. The initial capital of the Company shall be eight million French Francs (8,000,000 FRF), consisting of eight thousand shares of capital stock par value one thousand FRF.

3.2. SNF and GTS shall each subscribe in cash to one half of all the capital shares on the date that the by-laws of the Company are approved.

3.3. SNF and GTS shall transfer one share to each of their respective nominees to the Board of Directors of the Company, to the extent required by the laws and regulations of the Principality of Monaco.

3.4. Approval of the general assembly is required in order to increase the capital of the Company. In the event that the Company requires additional capital or other funds for current account and one stockholder does not agree to make such contribution to the capital or current account in cash, then the other stockholder shall have the right to extend to the Company a loan in the full amount of the proposed additional capital or other funds.

         On January 15 of the calendar year following the date of the loan, the stockholder who did not make the loan shall have the right to contribute an amount equal to one half of the principal amount of the loan. If such stockholder does so, then the stockholder that made the loan shall be repaid one half the principal amount of the loan and all accrued


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interest on the entirety of the principal of the loan and shall convert into capital the other half of the principal amount of the loan.

         The loan made by the stockholder shall bear interest at the rate of LIBOR plus 2.5% per year on the basis of a 360 day year from the date the loan is made to the date it is either converted into capital or repaid in full. For the purposes of this Agreement, LIBOR shall be the average French Franc London Interbank Offered Rate per annum for a period approximately equal to that of the loan and an amount approximately equal to that of the loan, as recorded by Banque Nationale de Paris, Credit Agricole and Societe Generale at about 11:00 a.m. in Paris on the date of the loan.

        In the event that the loan is not converted into capital and not fully repaid by the Company on January 15 of the calendar year following the date the loan is made, the loan shall be converted automatically into a six month term loan and principal and interest shall mature on July 15 of the calendar year following the date the loan is made, and shall be amortized in six equal installments of principal and interest.

         In the event that the Company does not repay the loan in full on its maturity date, then the stockholders shall get together to discuss an equitable settlement of the loan, including converting the loan into equity by the lending stockholder.

         In the event that any capacity procured by the OMT (including cable and satellite) shall be funded or financed by GTS, then the OMT and SNF agree that all such capacity shall be used exclusively by, or for the benefit of, the Company.

ARTICLE 4.       GENERAL ASSEMBLIES

4.1. General assemblies shall be held as described in the Company's by-laws. Stockholders can validly vote in ordinary and extraordinary meetings only if holders representing at least seventy five percent of the capital shares are present or represented ("Quorum"). In the event that a Quorum is not present at the General Assembly upon first convocation, then the Board shall reconvene the General Assembly with 15 days notice. Such second General Assembly shall not require that a quorum be met.

4.2. Except as provided hereafter, all decisions of the General Assembly shall be decided by a seventy five percent majority. Unanimous approval of the General Assembly shall be required before any decisions are made concerning the following major issues: (1) amendment of the by-laws of the Company; (2) termination and dissolution of the Company; (3) merger of the Company with other legal entities; (4) transfers of a substantial part of the Company's assets or of its business; and (5) distributions of profits.


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ARTICLE 5.       BOARD OF DIRECTORS - ADMINISTRATEUR DELEGUE

5.1      Board of Directors

         The business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors shall consist of four or six directors appointed by the Stockholders, of which one half shall be appointed from a list presented by SNF, and the other half shall be appointed from a list presented by GTS.

        The Chairman of the Board shall be elected from those directors on the list presented by SNF.

        The term of mandate of the Directors and the Administrateur Delegue shall be six years; their mandate may be renewed by nomination of the Stockholders from a list presented by the Stockholder having presented the departing Director.

        In the event of revocation, resignation or death, the director in question may be replaced by a director appointed from a list presented by the Stockholder on whose list the departing director was. The General Assembly voting on the replacement of such director shall be convened as soon as practicable.

         All decisions of the Board of Directors shall be validly voted if seventy five percent of the directors are present or represented ("Quorum"). In the event that a Quorum is not present at the Board of Directors upon first convocation, then it shall be reconvened with 15 days notice and no quorum shall be required. The decisions shall be adopted by a majority of seventy five percent of the members of the Board of Directors, subject to what is mentioned below.

         The Board of Directors shall delegate all of its powers to the Administrateur Delegue, except for the following decisions:

         -    establishing the annual accounts;
         -    nominating and removing the Administrateur Delegue;
         - authorizing expenditures that are not included in the annual budget or business plan that exceed 2,000,000 FRF;

decisions for which the Board of Directors shall retain its power and shall rule on as described above; and

         -    adoption of the budget;
         -    adoption of annual business plan or annual financial plan;
         -    recommendation of distribution of profits to the Stockholders;
         - possibility of creating an Advisory Committee and designating its members.

for which the Board of Directors shall rule on in unanimity of the Directors present or represented. In the event of disagreement within the Board of Directors, such decisions


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shall be submitted to the approval of the General Assembly by the Board of
Directors as soon as possible.

5.2.     Administrateur Delegue

         The Company shall have an Administrateur Delegue chosen among the directors appointed from the list presented by GTS, who shall be the chief officer of the Company responsible for the management of the day-to-day operations of the Company.

         (a) The Administrateur Delegue of the Company shall be appointed by the Directors among those appearing on the list presented by GTS. The Administrateur Delegue shall assume general management of the Company.

         The Stockholders have agreed to propose to have Mr. Thomas E. Bonetti elected, a Director appointed from the list presented by GTS, to serve as the first Administrateur Delegue.

         (b) After consultation with GTS and the OMT, the Head of Engineering shall be appointed by the Administrateur Delegue. Under the supervision of the Administrateur Delegue, the Head of Engineering shall be responsible for the design and development of all elements of the network, the systems and sub-systems necessary for the Company (including satellite, fiber-optic, commutation and elements of network management);

          (c) After consultation with GTS and the OMT, the Head of Operations shall be appointed by the Administrateur Delegue. Under the supervision of the Administrateur Delegue, the Head Operations shall be responsible for the installation and monitoring of the equipment, contracts and provision for services, in particular the billing, network management and systems support activities;

         (d) After consultation with SNF and the OMT, the Head of Finance shall be appointed by the Administrateur Delegue. Under the supervision of the Administrateur Delegue, the Head of Finance shall be responsible for the financial and accounting forecasts, timely preparing the financial statements and the relationships with accounting firms, credit establishments and governmental bodies.

         (e) After consultation with SNF and the OMT, the Head of Marketing and Sales shall be appointed by the Administrateur Delegue. Under the supervision of the Administrateur Delegue, the Head of Marketing and Sales shall be responsible for the marketing, sales, and for defining objectives, in particular, market studies, price setting, development of the sales and distribution networks, client service and all aspects concerning services quality and client satisfaction.

5.3.     Personnel

         Expenses for personnel working for the Company shall be assumed by the Company whether directly or through external services. The Administrateur Delegue



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shall approve of the employees and related costs prior to their starting their work with the Company.

5.4.     Financial Records

         All appropriate accounting records and statements of the Company shall be prepared and kept in the French language and in accordance with Monegasque Generally Accepted Accounting Principles. Furthermore, in order to satisfy GTS' reporting requirements in the United States, such accounting records and statements shall also be prepared in the English language and converted to separate records and statements that are consistent with United States Generally Accepted Accounting Principles, and shall be audited by the independent auditors of the parent company of GTS.

5.5      Invoicing

         All invoices sent by the parties to the Company shall be subject to the prior approval of the Administrateur Delegue.

         The parties hereto agree that a director chosen from the directors on the list presented by SNF or a person outside the Company chosen by SNF, shall be responsible to accept, together with the Administrateur Delegue, those expenses to be incurred by the Company which relate to the services mentioned in Article 6 of the Agreement to be rendered by the parties to the Agreement to the Company, that would not have been contemplated in the annual business plan.

         Any refusal to incur these expenses will have to be justified in writing. In case of disagreement over incurring an expense between the Administrateur Delegue and the person designated by SNF, such expense shall have to be authorized by the Board of Directors at a majority of seventy five percent.

Article 6.       Provision of Services

         The commitment of the parties in the Company shall be reflected by the provision of the following contributions to achieving the optimal functioning of the Company.

6.1.     Services Provided by GTS

         (a) GTS shall provide to the Company marketing services to potential customers of the services provided by the Company, in all non-Monegasque geographic regions where the Company can offer competitive prices.

         (b) GTS shall provide transit traffic from its affiliated companies in the Czech Republic and in the Russian Federation, provided that the rates charged by the Company are competitive to rates otherwise available to such affiliates. GTS also agrees to offer the services of the Company to other affiliates of GTS.



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         (c)     GTS shall provide its know-how in view of developing and
educating the personnel working for the Company.

         (d) GTS shall be responsible for the development of new business opportunities for the Company.

         (e) GTS shall be responsible for the design and planning of the network and interconnectivity among systems served by the Company through OMT.

6.2.     Services Provided by SNF/OMT

         (a) SNF and OMT shall provide to the Company, through the OMT, open access to all telecommunications infrastructure, equipment, facilities and capacity that is owned, leased, operated or available to OMT.

         (b) SNF and the OMT shall provide to the Company through the OMT, open access to and all of the advantages associated with the OMT's status as the public operator, in particular to the United Nations International Telephone Union and other internationally recognized organizations in the telecommunications field, and the ability through the OMT to negotiate and enter into transit and correspondent agreements with other signatories to the United Nations International Telephone Union and such other internationally recognized organizations on behalf of the Company.

         (c) SNF and the OMT shall provide services to the Company through the OMT, including maintaining all infrastructure, equipment and facilities available to the OMT.

         (d) SNF and the OMT shall allow the Company to obtain through the OMT the most competitive operator accounting rates available to and paid by the OMT with the different network operators and to provide sufficient capacity for all of the Company's traffic. When customer traffic requires transit through the OMT international switch, then the price charged by the OMT to the Company shall be, as above, plus the best operator accounting transit rates offered to operators. The parties hereto agree to negotiate on this basis in good faith, case by case, the prices between them upon the actual utilization of capacity.

ARTICLE 7.       TRANSFER OF SHARES

         7.1 Except for the transfer of shares to Directors in an amount necessary for them to be Directors, a Stockholder who wishes to proceed with the sale of the shares of the Company (hereafter the "Seller"), must notify such intent to the other Stockholder and to the Company by registered letter with return receipt requested (hereafter the "Initial Notification"). Such notifications will have to indicate the name, first name and domicile or name and registered office of the buyer(s) beneficiary of the sale, together with, if legal entities, the names and first names of the controlling individuals, the number of shares the sale of which is envisaged, the offered price, the payment


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conditions and the modalities which would accompany the sale, as well as any justification attesting the reality of the envisaged offer for sale.

7.2 The non selling Stockholder may, in the conditions provided for hereunder. exercise a right of first refusal on the shares offered for sale by the Seller.

7.3 Any Stockholder wishing to exercise its right of first refusal must, within a delay of 45 days from the Initial Notification, inform the Seller that it wishes to exercise its right of first refusal. A failure to answer within the above delay shall be deemed to be a waiver of the right of first refusal.

7.4 In case of non exercise of the right of first refusal at the expiry of the delays defined in this Article, the ordinary General Assembly shall vote upon the approval or not of the purchaser within 45 days of the expiration of the 45 days mentioned above.

7.5 After such period, the General Assembly shall notify to the Seller whether the purchaser is or not approved. If the Seller is GTS, SNF shall withhold its approval only if the financial and technical capacities of the purchaser proposed by GTS are not equivalent to those of GTS. In case of refusal of the proposed purchaser, the General Assembly shall within 45 days following such refusal find a purchaser who will purchase all the shares to be sold, for the price proposed by the Seller and expressly agreed to by the initial purchaser presented by it. It is hereby understood that the Seller shall not vote against the purchaser presented by the General Assembly.

         If at the end of such three months period, the purchaser proposed by the General Assembly has not effectively purchased the shares, then the approval of the initial purchaser shall be deemed granted.

7.6 The right of first refusal and the prior approval defined in this Article also apply without limitation, to any form of transfer of the property of the shares of the Company (exchange, donation, partial or total sale of the full ownership, the bare ownership or the beneficial ownership) to the contribution in kind of the shares, in particular in case of merger or spin off and public auction.

      Each Stockholder undertakes not to pledge its shares of the Company.

         In case of sale by public auction, an injunction will have to be delivered by the Seller to purchaser, to become familiar with the Specifications Conditions with an indication of the dates, places and hours set for the auction.

7.7 The word "share" as used in this Agreement shall apply to all shares of the Company which the signatories hold and all those which could be granted for any reason whatsoever (sale, exchange, donation, legacy, free allocation, merger or spin off) as well as all rights or subscription rights attached to such shares or to any security issued by the Company and representing or giving the right to a fraction of the share capital or the voting rights.


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7.8      For any form of transfer of shares for which the delays provided for in this article would be incompatible with the delay for the realization of the envisaged transfer, and in particular in case of sale of the subscription rights relating to an increase in capital, the signatories of this Agreement undertake to accommodate the precited delays so that the beneficiary of the right of first refusal may be in a position to exercise its right of first refusal within the legal delays applying to each type operation and that the prior approval procedure be followed.

ARTICLE 8.       STOCKHOLDER STABILITY DURING THE START-UP PHASE

         SNF and GTS agree, for the duration of the Company start-up, as to the importance of their respective presence in the Company. Consequently, they agree to not transfer their respective ownership interests in the capital of the Company for a period of five (5) years counting from the signing of the Agreement.

ARTICLE 9.       REPRESENTATIONS

         The execution of this Agreement by the undersigned and the delivery and performance by each of them of this Agreement: do not and shall not result in the breach of, or constitute a default under, or require the consent under, its constitutive documents.

         Furthermore, the execution of this Agreement by the undersigned and the delivery and performance by each of them shall not breach any other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected.

         Moreover, the execution of this Agreement by the undersigned and the delivery and performance by each of them shall not breach any applicable law or regulation.

         Finally, this Agreement shall constitute each undersigned's valid, binding and enforceable obligation in accordance with the term of this Agreement upon the authorization of the Company.

ARTICLE 10.      CONFIDENTIALITY

         (a) All technology, know-how, trade secrets and proprietary and other information belonging to any Stockholder or the OMT and made available to the Company ("Confidential Information") shall continue to be the property of the Stockholder or the OMT making such available to the Company, and shall be used by the other Stockholders and the OMT exclusively for the purposes of the business of the Company, unless the Stockholder making the Confidential Information available to the Company provides its express prior written permission for use by any other Stockholder for any purpose other than the business of the Company.

         (b) Each Stockholder and/or the OMT who has received the Confidential Information shall, and shall require that its employees, agents, consultants or other representatives shall, keep confidential and use all Confidential Information only for the


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benefit of the Company, and preserve all Confidential Information for the benefit of the party which provided the Confidential Information.

         (c) No Protection shall be granted to Confidential Information that is or becomes: (i) generally available to the public, other than through disclosure by a Stockholder or the OMT; (ii) rightfully obtained from a third party without restriction of confidentiality; (iii) released in writing from the obligation of confidentiality by the Stockholder or the OMT to which the Confidential information belongs; or (iv) which is required to be disclosed by law or judicial process or any other required publicity.

Article 11.      Press Releases - Announcements

         No Stockholder nor the OMT shall make any formal press release, public announcement, news release, or other form of publicity relating to the Company or its business, without prior consultation with the other Stockholders and their consent to the substantive content of such release, announcement. Neither Stockholder nor the OMT shall unreasonably withhold its consent to any formal press or news release, public announcement, or other publicity relating to the Company or its business.

Article 12. Compliance with this Agreement

12.1 It is explicitly agreed that the provisions of this Agreement apply to all Company in instruments held by the undersigned, and to all Company instruments that could be allocated thereto for any reason whatsoever (assignment, donation, bequest, attribution, merger or split), as well as to all subscription rights or bonds attached to such instruments or to any investment security or bond issued by the Company representing or giving right to a share of capital stock.

12.2 In addition to other transfer restrictions herein contained, the parties hereto undertake to not assign or transmit, in any form whatsoever, the ownership, usufruct, or bare ownership of their instruments except to individuals or legal entities that first explicitly agree to submit to the provisions of this Agreement, and who shall, to this effect, be incorporated among the signatories of this Agreement.

Article 13.      Liability

         Each party promises the others to comply with and have their appointed representatives in the company bodies comply with, the Provisions of this Agreement.

         Each party agrees to indemnify and guaranty the other parties and their representatives against all loss or damage borne by the others in the event of neglect or violation of any of its obligations under this Agreement subject to this violation not being dictated by law.


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Article 14.      Amendments

         No amendment, notification or addition to this Agreement may be legally valid except by means of an additional clause signed by the parties bound by this Agreement.

Article 15.      Notifications

         Any notification or serving of writ mentioned in this Agreement must be made by certified letter with return receipt requested, to the respective corporate head offices of the parties with a copy addressed to the General Counsel of GTS-Europe South, Inc., 1751 Pinacle Drive North Tower, 12th floor, McLean, Virginia 22102, United States. The parties can change their notification address by notifying such new address to the other parties hereto

Article 16.      Severability

         In the event that one or several provisions of this Agreement are invalid or subsequently become invalid. in whole or in part, the validity of the other provisions of the Agreement shall not be affected. The parties must then replace the invalid provision by a provision as closely related as possible to the objective of the invalid provision.

Article 17.      Disputes - Applicable Law

         This Agreement is subject to Monaco law. Any dispute arising in connection to this Agreement shall be addressed to the competent monegasque courts.

Article 18.      Term

         The term of this Agreement shall be twenty five years.

Article 19.      Company Agreement Governs

         In the case of any discrepancies between this Agreement and the by-laws of the Company, the provisions of this Agreement shall control the relationship among the Stockholders, and the Articles of Association of the Company shall be modified in such a manner as to be consistent with this Agreement.

Article 20.      Enter into Force

         The provisions of this Agreement relating to the management of the Company shall become enforceable upon the authorization of the by-laws.


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Signed in four originals.

The Societe Nationale de Financement           GTS S.A.M.




--------------------------------------         ---------------------------------
Title:                                         Title: Administrateur Delegue
Name:                                          Name: Thomas E. Bonetti




                          The Principality of Monaco


                          ----------------------------------------------
                          Title: Monsieur l'Administrateur des Domaines
                          Name:






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[ILLEGIBLE]

Signe en quatre originaux.

La Societe Nationale de Financement           GTS S.A.M.



-----------------------------------           ------------------------------
Titre:                                        Titre: Administrateur Delegue
Nom:                                          Nom:   Thomas E. Bonetti



                   La Principaute de Monaco


                   ---------------------------------------------
                   Titre: Monsieur l'Administrateur des Domaines
                   Nom: